Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190, No. 333-231105, No. 333-259135, No. 333-271574, and No. 333-284061) of our report dated April 15, 2026, with respect to the consolidated financial statements of The9 Limited (the “Group”) as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, which report is included in the December 31, 2025 Annual Report on Form 20-F of the Group.

/s/ RBSM LLP

New York, NY
April 15, 2026